Offer to Purchase for Cash
              Up to 2,474,576 Shares of Series A Preferred Stock

                                      of

                          iDine Rewards Network Inc.

                                      at
                             $10.62 Net Per Share
                                      by

                          iDine Rewards Network Inc.

--------------------------------------------------------------------------------
                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
     12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 15, 2002, UNLESS THE OFFER
                      IS EXTENDED OR EARLIER TERMINATED.
--------------------------------------------------------------------------------

                                                                  June 13, 2002

To Brokers, Dealers, Banks,
Trust Companies and Other Nominees:

     We have been engaged by iDine Rewards Network Inc., a Delaware corporation (the "Company"), to act as Depositary in connection with the Company's offer to purchase up to 2,474,576 shares of Series A Senior Convertible Redeemable Preferred Stock, par value $0.10 per share (the "Series A Preferred Stock"), at $10.62 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated June 13, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares of Series A Preferred Stock registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

     1.   Offer to Purchase dated June 13, 2002;

     2. Letter of Transmittal to be used by the holders of the Company's Series A Preferred Stock in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender the shares of Series A Preferred Stock) and instructions thereto;

     3. A printed form of letter that may be sent to your clients for whose account you hold shares of Series A Preferred Stock in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     4. Notice of Guaranteed Delivery with respect to shares of Series A Preferred Stock;

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     6. Return envelope addressed to American Stock Transfer & Trust Company, as Depositary.

     The holder of an aggregate of 2,692,748 shares, or approximately 66% of the total issued and outstanding shares, of Series A Preferred Stock has agreed to tender 2,474,576 shares of its Series A Preferred Stock in the Offer pursuant to the terms and conditions of a Letter Agreement, dated June

12, 2002, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to the Company's Tender Offer Statement on Schedule TO.

     We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on July 15, 2002, unless extended or earlier terminated.

     The Board of Directors of the Company, acting upon the recommendation of its Preferred Stock Committee, has approved the Offer and has determined that the transaction which is the subject of the Offer is fair to the unaffiliated holders of Series A Preferred Stock. However, none of the Company, its Board of Directors or the Preferred Stock Committee thereof makes any recommendation to any stockholder as to whether to tender or refrain from tendering shares of Series A Preferred Stock pursuant to the Offer.

     Stockholders are encouraged to contact their own tax, financial and legal advisors to discuss the advisability of accepting or declining the Offer.

     Payment for shares of Series A Preferred Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)) with respect to such shares of Series A Preferred Stock,
(b) a Letter of Transmittal (or a facsimile thereof), properly completed, and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in "THE OFFER,
Section 3--Procedures for Tendering Shares of Series A Preferred Stock" of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of Series A Preferred Stock or Book-Entry Confirmations with respect to shares of Series A Preferred Stock are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the shares of Series A Preferred Stock to be paid by the Company, regardless of any extension of the Offer or any delay in making such payment.

     The Company will not pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of shares of Series A Preferred Stock pursuant to the Offer. You will be reimbursed by the Company upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                      Very truly yours,

                                      AMERICAN STOCK TRANSFER
                                      & TRUST COMPANY

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY, OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.